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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO._________)*


              US SerVis, Inc. (f/k/a MICRO Healthsystems, Inc.)
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 594842 10 6
                   ---------------------------------------
                                (CUSIP Number)

Karen C. Fanelli, Frontenac Company, 135 S. LaSalle St. Suite 3800
                              Chicago, IL 60603
-------------------------------------------------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive
                         Notices and Communications)

                                   10/12/95
                   --------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement /X/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP No.  594842 10 6                                       Page 2 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Frontenac VI Limited Partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             1,415,000
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               0
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    1,415,000
                          10  SHARED DISPOSITIVE POWER
                                0

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%
14  TYPE OF REPORTING PERSON*
      PN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP No.  594842 10 6                                       Page 3 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Frontenac Company, a general partnership

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Illinois

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             1,415,000
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               0
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    1,415,000
                          10  SHARED DISPOSITIVE POWER
                                0
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      PN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP No. 594842 10 6                                        Page 4 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      James E. Cowie

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP No. 594842 10 6                                        Page 5 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Martin J. Koldyke

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY            0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING              1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                   0
                          10  SHARED DISPOSITIVE POWER
                               1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D





CUSIP No.  594842 10 6                                       Page 6 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Rodney L. Goldstein

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D




CUSIP No. 594842 10 6                                        Page 7 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Roger S. McEniry

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP No.  594842 10 6                                       Page 8 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      James E. Crawford III

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP No. 594842 10 6                                        Page 9 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Laura P. Pearl

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP No. 594842 10 6                                       Page 10 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Paul D. Carbery

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP No. 594842 10 6                                       Page 11 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. Laird Koldyke

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No. 594842 10 6                                       Page 12 of 17 Pages

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Darcy J. Moore

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  /X/
                                                                        (b)  / /

3   SEC USE ONLY

4   SOURCE OF FUNDS*
      AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                                           / /

6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Canada

      NUMBER OF            7  SOLE VOTING POWER
SHARES BENEFICIALLY             0
      OWNED BY             8  SHARED VOTING POWER
   EACH REPORTING               1,415,000
       PERSON              9  SOLE DISPOSITIVE POWER
        WITH                    0
                          10  SHARED DISPOSITIVE POWER
                                1,415,000

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,415,000

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                         / /

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.4%

14  TYPE OF REPORTING PERSON*
      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


ITEM 1.  SECURITY AND ISSUER.

         Security:        Common Stock
         Issuer:          US SerVis, Inc. (f/k/a MICRO
                          Healthsystems, Inc.)
                          414 Eagle Rock Avenue
                          West Orange, New Jersey 07052

ITEM 2.  IDENTITY AND BACKGROUND.

         (a)     Name:    Frontenac VI Limited Partnership
                          Frontenac Company (general partner of Frontenac VI)
                          James E. Cowie (general partner of Frontenac Company)
                          Paul D. Carbery (general partner of Frontenac Company)
                          James E. Crawford, III (general partner of Frontenac Company)
                          Rodney L. Goldstein (general partner of Frontenac Company)
                          Martin J. Koldyke (general partner of Frontenac Company)
                          M. Laird Koldyke (general partner of Frontenac Company)
                          Roger S. McEniry (general partner of Frontenac Company)
                          Darcy J. Moore (general partner of Frontenac Company)
                          Laura P. Pearl (general partner of Frontenac Company)

         (b)     Address:         135 S. LaSalle Street, Suite 3800
                                  Chicago, IL 60603

         (c)     Principal Business: Private Equity Investment Fund

         (d)     Criminal Convictions:             None

         (e)     Civil Adjudication of
                 Violation of Securities Laws:     None

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         $5,000,000 investment in the Issuer on 10/12/95; funds obtained from working capital of private equity investment fund.

ITEM 4.  PURPOSE OF TRANSACTION.

         Equity investment in US SerVis, Inc. The Issuer sought the proceeds of the investment for working capital purposes.

         Except as set forth above, the Reporting Persons do not have any plans or proposals which relate to or would result in:

         (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

         (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

         (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

         (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) Any material change in the present capitalization or dividend policy of the Issuer;

         (f) Any other material change in the Issuer's business or corporate structure;

         (g) Changes in the Issuer's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

         (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

         (j)     Any action similar to any of those enumerated above.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) 1,415,000 common share equivalents, representing 1,250,000 shares of common stock issuable upon conversion of Series A convertible preferred stock and 165,000 common shares issuable upon exercise of warrants at an exercise price of $3.50 per share. See Item 11 of each of pages 2-12 for the amount and percent of beneficial ownership of each member of the group, and footnote l below.

         (b) See Item 7-10 of each of pages 2-12 for the voting and dispositive power of each member of the group.

         (c) During the past 60 days, the Reporting Person and members of the group have only acquired shares of the Issuer in the single transaction described in Item 3 above.

         (d)     N/A

         (e)     N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                 Pursuant to the transaction described in Item 3, the Issuer granted certain registration rights to the Reporting Person with respect to the shares of Common Stock of the Issuer that may be acquired by the Reporting Persons and identified in this Schedule 13D.

                 Pursuant to the transaction described in Item 3, the Issuer granted preemptive rights to the Reporting Person to subscribe for a pro-rata portion of any additional issuances by the company.

                 Except as set forth above, the Reporting Person has no contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to any securities of the Issuer, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Not applicable.





-------------------
         1 Frontenac VI Limited Partnership ("Frontenac VI") is the beneficial and record holder of 1,415,000 common share equivalents of the Issuer. Frontenac Company, as the general partner of Frontenac VI, has the sole power to direct the vote of and direct the disposition of the shares held by Frontenac
                 VI. Mr. Cowie, Mr. Carbery, Mr. Crawford, Mr. Goldstein, Mr. Martin J. Koldyke, Mr. M. Laird Koldyke, Mr. McEniry, Ms. Moore and Ms. Pearl are general partners of Frontenac Company, with the shared power to indirectly direct the voting of and the disposition of common share equivalents held by Frontenac VI.

                                   SIGNATURE

         After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 23, 1995




Frontenac VI Limited Partnership

By:      Frontenac Company,
         its general partner


By:      __________________________________
         a general partner




Frontenac Company


By:      __________________________________
         a general partner

Schedule 13D of
Frontenac VI Limited Partnership, et al.



___________________________________________
Karen C. Fanelli, Under Power of Attorney for:
         James E. Cowie
         Paul D. Carbery
         James E. Crawford, III
         Rodney L. Goldstein
         Martin J. Koldyke
         M. Laird Koldyke
         Roger S. McEniry
         Darcy J. Moore
         Laura P. Pearl